Exhibit 4.36

FIFTH SUPPLEMENTAL INDENTURE

TO

INDENTURE DATED APRIL 7, 2021

EXPAND ENERGY CORPORATION

Fifth Supplemental Indenture (this “Supplemental Indenture”), dated as of October 1, 2024, among Expand Energy Corporation, an Oklahoma corporation formerly known as Chesapeake Energy Corporation (the “New Issuer”), each of the entities listed on the signature pages hereto as “New Guarantors” (each, a “New Guarantor”) and Wilmington Trust, National Association, a national banking association, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, Chesapeake Energy Corporation (“Chesapeake” or the “Existing Issuer”), an Oklahoma corporation (as successor to Vine Energy Holdings LLC, a Delaware limited liability company), has heretofore executed and delivered to the Trustee an indenture dated as of April 7, 2021 (as amended, supplemented or modified from time to time, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 6.750% Senior Notes due 2029 (the “2029 Notes”);

WHEREAS, pursuant to a series of mergers, each occurring on October 1, 2024 (collectively, the “Merger Transactions”), (i) Hulk Merger Sub, Inc. (“Merger Sub Inc.”), a Delaware corporation and a wholly owned subsidiary of Chesapeake, was merged with and into Southwestern Energy Company, a Delaware corporation (“Southwestern”), with Southwestern continuing as the surviving corporation (the “First Merger”); (ii) immediately following the First Merger, the surviving corporation was merged with and into Hulk LLC Sub, LLC (“Merger Sub LLC”), a Delaware limited liability company and a wholly owned subsidiary of Chesapeake, with Merger Sub LLC continuing as the surviving entity and a direct, wholly owned subsidiary of Chesapeake (the “Second Merger”); and (iii) immediately following the Second Merger, Merger Sub LLC was merged with and into the New Issuer with the New Issuer continuing as the surviving entity (the “Third Merger”);

WHEREAS, as a result of the Merger Transactions, each of the New Guarantors are wholly-owned indirect subsidiaries of the New Issuer and desires to guarantee the Obligations of the New Issuer under the Indenture and the 2029 Notes;

WHEREAS, the Indenture provides that the New Issuer shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the New Issuer’s Obligations under the 2029 Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (each, a “Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, each of the New Issuer and the New Guarantors have been duly authorized to enter into this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Issuer, the New Guarantors, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)            Agreement to Guarantee. Each New Guarantor acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture and (i) hereby joins and becomes a party to the Indenture as indicated by its signature below as a Guarantor and (ii) acknowledges and agrees to (x) be bound by the Indenture as a Guarantor and (y) perform all obligations and duties required of a Guarantor pursuant to the Indenture. Each New Guarantor agrees, on a joint and several basis, with the existing Guarantors, to unconditionally and irrevocably guarantee, on an unsecured basis, to each Holder of the 2029 Notes and the Trustee, the 2029 Notes and the Obligations of the New Issuer pursuant to Article X of the Indenture.

(3)            No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of the New Issuer or any Guarantor or any Parent Company will have any liability for any obligations of the New Issuer or the Guarantors under the 2029 Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2029 Notes.

(4)            Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (by ‘.pdf’ or other format) transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (by ‘.pdf’ or other format) shall be deemed to be their original signatures for all purposes.

(6)            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Issuer and each New Guarantor.

(8)            Benefits Acknowledged. Upon execution and delivery of this Supplemental Indenture, the New Issuer remains and each New Guarantor will be subject to the terms and conditions set forth in the Indenture. The New Issuer and each New Guarantor acknowledges that they will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that their obligations as a result of this Supplemental Indenture are knowingly made in contemplation of such benefits.

(9)            Successors. All agreements of the New Issuer and each New Guarantor in this Supplemental Indenture shall bind their respective successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

NEW ISSUER:

EXPAND ENERGY CORPORATION,
as Issuer and Obligor

By:	/s/ Mohit Singh
	Name:	Mohit Singh
	Title:	Executive Vice President and Chief Financial Officer

[Signature page to CHK Fifth Supplemental Indenture]

NEW GUARANTORS:

A.W. REALTY COMPANY, LLC
ANGELINA GATHERING COMPANY, L.L.C.
SWN DRILLING COMPANY, LLC
SWN E & P SERVICES, LLC
SWN ENERGY SERVICES COMPANY, LLC
SWN INTERNATIONAL, LLC
SWN MIDSTREAM SERVICES COMPANY, LLC
SWN PRODUCTION COMPANY, LLC
SWN PRODUCTION (LOUISIANA), LLC
SWN WATER RESOURCES COMPANY, LLC
SWN WELL SERVICES, LLC

By:	/s/ Mohit Singh
	Name:	Mohit Singh
	Title:	Executive Vice President and Chief Financial Officer

[Signature page to CHK Fifth Supplemental Indenture]

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Quinton M. DePompolo
	Name:	Quinton M. DePompolo
	Title:	Assistant Vice President

[Signature page to CHK Fifth Supplemental Indenture]